Exhibit 4.4

DESCRIPTION OF COMMON STOCK

The following is a description of common stock of Rocky Brands, Inc. (the “Company”), which is the only security of the Company registered pursuant to Section 12 of the Securities and Exchange Act of 1934. The following description is based on the related provisions of the Company’s Second Amended and Restated Articles of Incorporation, as amended (the “Articles”), Amended and Restated Code of Regulations (the “Regulations”), and applicable Ohio law. This description is intended as a summary and is qualified in its entirety by, and should be read in conjunction with, the Articles, Regulations and applicable Ohio law. The Articles and Regulations are filed as exhibits to the Company’s most recent Annual Report on Form 10-K and are incorporated herein by reference.

Authorized Common Stock

The Company is authorized to issue up to 25,000,000 shares of common stock, without par value (the “Common Stock”).

In addition to the Common Stock, the Company is also authorized to issue up to 250,000 shares of Voting Preferred Stock, without par value, and  250,000 shares of Non-Voting Preferred Stock, without par value (collectively, the “Preferred Stock”). The issuance of Preferred Stock may adversely affect the rights of holders of the Company’s Common Stock by, among other things:

•	restricting dividends on the Common Stock;
•	diluting the voting power of the Common Stock;
•	impairing the liquidation rights of the Common Stock; or
•	delaying or preventing a change in control without further action by the Company’s board of directors or shareholders.

Common Stock

Fully Paid and Nonassessable

All of the outstanding shares of the Company’s Common Stock are fully paid and nonassessable.

Voting Rights

The holders of shares of Common Stock are entitled to one vote per share on all matters to be voted on by such holders.  The election of director nominees requires the favorable vote of a plurality of all votes cast by the holders of the Common Stock at a meeting at which a quorum is present.  Holders of shares of Common Stock are not entitled to cumulative voting of their shares in elections of directors.

Board Classification

The Company’s board of directors is divided into two classes serving staggered terms of two years.

Dividends

Subject to the rights of the holders of any class of Preferred Stock outstanding at any time, the holders of shares of Common Stock are entitled to receive such dividends, if any, as may be declared from time to time by the Company’s board of directors in its discretion from funds legally available therefor.

Right to Receive Liquidation Distributions

Upon liquidation, dissolution or winding-up, and after the Company pays or makes adequate provision for all of its known debts and liabilities, and subject to any rights that are granted to the holders of any class of Preferred Stock, the holders of shares of Common Stock are entitled to receive pro rata all assets remaining available for distribution to holders of such shares.

No Preemptive or Similar Rights

The Common Stock has no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to such shares of Common Stock.

Anti-Takeover Provisions of the Articles, Regulations and Ohio Law

The following provisions of the Company’s Articles, Regulations, and Ohio law may delay or discourage transactions involving an actual or potential change in the Company’s control or change in its management, including transactions in which shareholders might otherwise receive a premium for their shares, or transactions that the Company’s shareholders might otherwise deem to be in their best interests.

Articles and Regulations:

Among other things, the Articles and Regulations:

•	permit the issuance of Preferred Stock by action of the board of directors;
•

provide that, except for a vacancy caused by the removal of a director as provided by law or in the Regulations, a vacancy may be filled by a person selected by a majority of the remaining directors then in office;

•

require that prospective nominees to the board of directors make certain certifications to the Company, including, without limitation, concerning the nominating shareholder’s ownership position in the Company’s securities;

•

require that shareholders seeking to present proposals before a meeting of shareholders or to nominate candidates for election as directors at a meeting of shareholders must provide notice in writing in a timely manner, and also specify requirements as to the form and content of such notice;

•	divide the board of directors into two classes serving staggered terms of two years;
•	provide that directors may be removed from office only for cause;
•	provide that the Company shall, to the fullest extent permitted by Ohio law, indemnify, defend and hold harmless the Company’s directors, officers and certain other covered persons against certain liabilities and losses incurred in connection with their positions or services; and
•	do not provide for cumulative voting rights for the election of directors.

Ohio Business Combination Statute:

Additionally, the Company is subject to Chapter 1704 of the Ohio Revised Code, which prohibits certain business combinations and transactions between an “issuing public corporation” and an “interested shareholder” for at least three years after the interested shareholder attains 10% ownership of the issuing public corporation, unless the board of directors of the issuing public corporation approves the transaction prior to the interested shareholder attaining such 10% ownership. An “issuing public corporation” is an Ohio corporation with 50 or more shareholders that has its principal place of business, principal executive offices, or substantial assets within the State of Ohio, and as to which no close corporation agreement exists. An “interested shareholder” is a person who, at any time within the three-year period immediately prior to the date on which it is sought to be determined whether the person is an interested shareholder, was the beneficial owner of 10% or more of the shares of a corporation. Examples of transactions regulated by Chapter 1704 include the disposition of assets, mergers and consolidations, voluntary dissolutions, and the transfer of shares.

Subsequent to the three-year period, a transaction subject to Chapter 1704 may take place provided that certain conditions are satisfied, including at least one of the following:

•	prior to the interested shareholder’s share acquisition date, the board of directors of the issuing public corporation approved the purchase of shares by the interested shareholder;
•

the transaction is approved by the holders of shares with at least 66 2/3% of the voting power of the corporation (or a different proportion set forth in the articles of incorporation), including at least a majority of the outstanding shares after excluding shares controlled by the interested shareholder; or

•	the business combination results in shareholders, other than the interested shareholder, receiving a fair price plus interest for their shares.

Ohio Control Bids Statute:

Section 1707.041 of the Ohio Revised Code regulates certain “control bids” for corporations in Ohio with certain concentrations of Ohio shareholders and permits the Ohio Division of Securities to suspend a control bid if certain information is not provided to offerees, the subject corporation and the Ohio Division of Securities. Control bids include the purchase or offer to purchase any equity security of such a corporation from a resident of Ohio if, after the purchase of that security, the offeror would be directly or indirectly the beneficial owner of more than 10% of any class of issued and outstanding equity securities of the corporation. Information that must be provided in connection with a control bid includes, among other things, a statement of any plans or proposals that the offeror, upon gaining control, may have to liquidate the subject corporation, sell its assets, effect a merger or consolidation of the corporation, establish, terminate, convert, or amend employee benefit plans, close any plant or facility of the subject corporation or of any of its subsidiaries or affiliates, change or reduce its work force or the work force of any of its subsidiaries or affiliates, or make any other major change in the corporation’s business, corporate structure, management personnel or policies of employment. A “control bid” does not include an offer to acquire any equity security, or the acquisition of any equity security pursuant to an offer, for the sole account of the offeror, from not more than fifty persons, made in good faith and not for the purpose of avoiding the provisions of Chapter 1707 of the Ohio Revised Code.

Ohio Control Share Acquisition Statute

The Company has opted out of the application of Section 1701.831 of the Ohio Revised Code, known as the “Ohio Control Share Acquisition Statute.” This statute provides that, unless a corporation’s articles of incorporation or code of regulations provide that such section does not apply, notice and information filings, and special shareholder meeting and voting procedures, must occur prior to any person’s acquisition of an issuer’s shares that would entitle the acquirer to exercise or direct the voting power of the issuer in the election of directors within any of the following ranges:

•	one-fifth or more, but less than one-third, of the voting power;
•	one-third or more, but less than a majority, of the voting power; and
•	a majority or more of the voting power.

Listing

The Common Stock is listed on the NASDAQ Global Select Market under the trading symbol “RCKY.”

Transfer Agent and Registrar

 Computershare Inc. is the transfer agent and registrar of the Common Stock,  but this may change from time to time.